                                                                    Exhibit 99-1

THE SAVINGS PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Financial Statements and Schedule


December 31, 2003 and 2002

(With Independent Auditors' Report Thereon)



THE SAVINGS PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Statements of Net Assets Available for Plan Benefits


December 31, 2003 and 2002

(In thousands)

                                                2003             2002
Assets:
 Investment interest in Master Trust
  at fair value (Note 4)                      $231,659         $199,842
 Participant loans receivable                   12,738           13,538
 Employer contribution receivable                1,837            1,361


      Net assets available for benefits       $246,234         $214,741


The accompanying notes are an integral part of these financial statements.

THE SAVINGS PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.

Statement of Changes in Net Assets Available for Plan Benefits

Year ended December 31, 2003

(In thousands)


                                                                     2003
Additions:
 Additions to net assets attributed to:
  Contributions:
   Participant                                                    $ 15,000
   Rollovers (from RIGP-Union)                                       3,618
   Employer                                                          1,741

      Total contributions                                           20,359


  Net appreciation from Plan interest in Master Trust, net
    of administrative expenses                                      42,947
  Interest income on participant loans                                 696

      Total additions                                               64,002


Deductions:
 Deductions from net assets attributed to:
  Benefits paid to participants                                     32,509


      Total deductions                                              32,509


Net increase in assets available for benefits                       31,493

Net assets available for benefits:
  Beginning of year                                                214,741

  End of year                                                     $246,234



The accompanying notes are an integral part of these financial statements.

THE SAVINGS PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements


December 31, 2003

(1)  Description of the Plan

The following description of The Savings Plan of Xerox Corporation and the Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. (the "Plan") provides only general information. Participants should refer to the summary plan description or plan document for a more complete description of the Plan's provisions.

(a)  General

The Plan is a defined contribution plan covering substantially all domestic full and part-time Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. employees of Xerox Corporation (the "Company"). Employees are eligible to participate in the Plan immediately upon hire.

(b)  Contributions

Subject to limits imposed by the Internal Revenue Code (the "Code"), eligible employees may contribute up to 80% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions. Participants direct the investment of their contributions into various investment options offered by the Plan.

Through Plan year 2002, Xerox Corporation matched 35% of the employee before-tax savings contributions, up to a maximum of 4% of the employee before-tax savings contributions (equaling a maximum match of 1.4% of annual pay), up to the IRS 401(k) elective deferral limit. For the 2003 Plan Year, the match increased to 35% of the employee before-tax savings contributions, up to a maximum of 6% of the employee before-tax savings contributions (equaling a maximum match of 2.1% of annual pay), up to the IRS 401(k) elective deferral limit.

(c)  Vesting of Benefits

Participants are vested immediately in employee and employer contributions and actual earnings thereon.

To be eligible to receive the matching Company contribution, the employee must complete six months of service, and be actively employed on the last day in February of the year in which the contribution is made or have retired or died between January 1 of the prior year and the last day in February of the year in which the contribution is made.

(d)  Payment of Benefits

Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump-sum amount equal to the value of his or her account.

THE SAVINGS PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements


December 31, 2003

(e)  Investment Options

Plan participants are able to direct the investment of their Plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of three tiers of funds (Tier I, II, and III), each tier consists of several underlying funds with various levels of market risk and returns. The options consist of several balanced funds, a company stock fund, several other stock funds, a bond fund and a Marketplace Window (mutual funds).

(f)  Participant Loans

Participants are permitted to borrow from their accounts subject to limitations set forth in the plan document. The loans are payable over terms up to 14.5 years and bear interest at the quarterly Citibank commercial prime rate in effect at the time of loan issuance plus 1%. Principal and interest payments on the loans are redeposited into the participants' accounts based on their current investment allocation elections. Interest rates ranged from 5.00% to 11.5% at December 31, 2003.

(g)  Administration

The Company is responsible for the general administration of the Plan and for carrying out the plan provisions. The trustee of the Plan is State Street Bank and Trust Company (the "Trustee"). Hewitt Associates (the "Recordkeeper") is the recordkeeper of the Plan.

(h)  Plan Termination

The Plan was established with the expectation that it will continue indefinitely, however, the Company and Union reserve the right to amend or terminate the Plan.

(i)  Reclassifications

Certain reclassifications have been made to the fiscal year 2002 balances to conform with current year presentation.


(2)  Summary of Significant Accounting Policies

(a)  Basis of Accounting

The Plan's financial statements are prepared under the accrual basis of accounting.

(b)  Benefit Payments

Benefit payments are recorded when paid.

(c)  Contributions

Contributions are recorded when withheld from participants' pay.

(d)  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(e)  Basis of Presentation

The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the "Master Trust"). The value of the Plan's interest in the Master Trust is based on the beginning of year value of the Plan's interest in the Master Trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distribution and allocated administrative expenses. For financial reporting purposes, income on plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan's interest in the Master Trust is based on participant investment options there are certain Master Trust investments in which the Plan does not invest.

(f)  Valuation of Investments and Investment Income

The Plan's investment in the Master Trust is recorded at an amount equal to the Plan's interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Common shares are valued based on quoted market prices. Registered investment companies and bank collective investment funds are valued based on net asset value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Participant notes receivable are valued at cost which approximates fair value.

THE SAVINGS PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements

December 31, 2003

(g)  Administrative Expenses

Certain administrative expenses such as, Trustee, Custodian and Investment Manager Fees are paid by the Master Trust and are net against Master Trust investment income (loss). Certain other administrative expenses are paid by the Company.

(h)  Risks and Uncertainties

Investments are exposed to various risks, such as interest rate and market. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in risks in the near term would materially affect the amount reported in the statements of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

(3)  Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated August 28, 2002, covering plan amendments through October 30, 2001, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

(4)  Master Trust

As discussed in Note 2, the Plan participates in the Master Trust. The Trustee, holds the Master Trust's investment assets, provides certain administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants. The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust as of December 31:

                                                       2003            2002
Xerox Corporation Savings Plan                         46.5%           44.8%

The Savings Plan of Xerox Corporation
 and the Xerographic Division, Union of
 Needletrades, Industrial and Textile
 Employees, A.F.L. - C.I.O. - C.L.C.                    3.1%            3.2%

Xerox Corporation Retirement Income
 Guarantee Plan                                        46.8%           48.0%

Retirement Income Guarantee Plan of Xerox
 Corporation and the Xerographic Division,
 Union of Needletrades, Industrial and
 Textile Employees, A.F.L. - C.I.O. - C.L.C.            3.6%            4.0%

THE SAVINGS PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements


December 31, 2003


The following financial information is presented for the Master Trust.

Statement of Net Assets of the Master Trust is as follows (in thousands):


                                                         December 31,
                                                     2003            2002
Assets:
 Investments at fair value:
  At quoted market value -
   Short-term investments                        $   15,997      $    8,579
   Fixed income investments                          37,425         832,708
   Xerox stock fund                                 364,220         236,090
   Registered investment companies                  307,729         290,177
   Common and preferred stock                       158,716       1,454,995
   Common collective trusts                       6,588,848       3,492,211
  At estimated fair value -
   Interest in real estate
    trusts                                            9,092           1,382
   Other investments                                172,053         172,724


 Receivables:
  Accrued interest and dividends                        951          13,385
  Receivable for securities sold                      1,406         276,289
  Other receivables                                     184             840
      Total assets                                7,656,621       6,779,380


Liabilities:
 Payable for securities purchased                    12,425         428,849
 Other                                                1,265          15,295
      Total liabilities                              13,690         444,144

          Net assets available for benefits     $ 7,642,931       6,335,236

THE SAVINGS PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements


December 31, 2003


Statement of Changes in Net Assets of the Master Trust for the year ended
 December 31, 2003 is as follows (in thousands):

Additions (deductions) to net assets attributable to:
 Investments
 Interest and dividends                                         $   63,558
 Net appreciation of investments                                 1,474,002
 Variation margin on futures contracts                               8,410
 Foreign currency loss                                             (11,836)
 Other                                                              10,400

      Total investment gains                                     1,544,534

      Total additions from investments                           1,544,534


Deductions from net assets attributable to:
 Transfers out of Master Trust                                     200,514
 Administrative expenses                                            36,325

      Total deductions                                             236,839


Net increase in net assets available for benefits                1,307,695


Net assets available for benefits:
 Beginning of year                                               6,335,236


 End of year                                                    $7,642,931


THE SAVINGS PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.


Notes to Financial Statements

December 31, 2003

The Joint Administrative Board approves the overall investment strategy for the Master Trust investments, including the broad guidelines under which they are managed. As of December 31, 2003, the Joint Administrative Board consisted of nine members, including four representatives of Xerox Corporation and five representatives of UNITE. The Xerox Corporate Treasurer chairs the Fiduciary Investment Review Committee, which is composed of corporate officers who oversee the management of the funds on a regular basis. As of October 26, 2001, Xerox retained General Motors Asset Management and its affiliates to provide investment services to this plan, including investment management, asset allocation, research, and the selection, evaluation, and monitoring of investment managers.

During 2003, the Master Trust's investments (including investments bought, sold, as well as held during the year) appreciated/(depreciated) in value as follows (in thousands):

                                                             December 31,
                                                                 2003
Investments at quoted market value:
 Short-term and fixed income investments                      $   68,218
 Xerox stock                                                     158,336
 Registered investment companies                                  54,867
 Common and preferred stock                                      273,924
 Common collective trusts                                        920,177

Investments at estimated fair value:
 Interest in real estate trusts                                     (672)
  Other investments                                                 (848)

         Net Appreciation                                     $1,474,002


(5)  Related Party Transactions

The Plan invests in a unitized stock fund, The Xerox Stock Fund (the "Fund"), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2003, the Plan purchased common shares in the Fund in the approximate amount of $3,867,356 sold common shares in the Fund in the approximate amount of $6,151,142, and had net appreciation in the Fund of approximately $11,954,356. The total value of the Plan's investment in the Fund was approximately $27,498,583 and $16,526,300 at December 31, 2003 and 2002,
respectively. These transactions, as well as participant loans, qualify as party in interest transactions.

In addition, certain funds are managed by an affiliate of the Trustee and therefore qualify as party-in-interest transactions.

(6)  Contingencies

In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.

THE SAVINGS PLAN OF
XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION,
UNION OF NEEDLETRADES, INDUSTRIAL
AND TEXTILE EMPLOYEES
A.F.L. - C.I.O. - C.L.C.

Schedule of Assets (Held at End of Year)-Schedule H, Part IV, Item 4i,
Schedule I


December 31, 2003                                                     Schedule I


                               Description of investment
                               including maturity
 Identity of issuer,           date, rate of
    borrower,                  interest, collateral,                     Current
 lessor,or similar party       par or maturity value         Cost         value


*Participant loans receivable  Loans to Plan participants,
                                maturity dates through
                                June 27, 2017, interest
                                rates from 5.00% to 11.5%
                                per annum                           $ 12,738,098

*Party-in-interest.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of The Savings Plan of Xerox Corporation and the Xerographic Division, Union of Needletrades,
Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C.:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Savings Plan of Xerox Corporation and the Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. (the "Plan") at December 31, 2003 and 2002, and the changes in net assets available for benefits for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                        /s/ PricewaterhouseCoopers LLP
                                            -------------------------------
                                            PricewaterhouseCoopers LLP

Stamford, Connecticut
June 18, 2004